Exhibit 28(e)(10)

CONFIDENTIAL

AMENDMENT 9

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of August 3, 2022 (the “Effective Date”):

Term	Means
“Existing Agreement”	The Distribution Agreement by and between ALPS and the Trust dated as of April 11, 2018, as amended
“ALPS”	ALPS Distributors, Inc.
“Trust”	USCF ETF Trust

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS DISTRIBUTORS, INC.		USCF ETF TRUST

By:	/s/ Stephen Kyllo	By:	/s/ John P. Love
Name:	Stephen Kyllo	Name:	John P. Love
Title:	SVP & Director	Title:	President & CEO

Distribution Agreement Amendment 9

Schedule A to this Amendment Amendments

Effective as of Effective Date, the Existing Agreement is amended as follows:

1.	Appendix B (Services) to Exhibit 1 of the Existing Agreement shall be amended by adding the attached additional Schedule of Services Appendix B-1 (Schedule of Services) to the Existing Agreement.
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APPENDIX B-1
SCHEDULE OF SERVICES

With respect to the provision of Active Distribution Services, ALPS or its designee shall perform the following:

•	Product specialist consulting
•	Content generation and Marketing Sales Campaign Strategy and Content Creation
•	Annual sales training and support for internal and external divisions and additional training as agreed upon by the parties, in writing, from time to time
•	Support and attend conferences and sponsorships, subject to the written pre-approval of the Trust’s investment adviser (“Adviser”)
•	ALPS research coverage and support of due diligence, product development and on-boarding at select intermediaries; to be reviewed monthly with the Adviser’s Chief Marketing Officer
•	Adviser weekly sales updates
•	Adviser monthly national accounts updates
•	Adviser monthly activity updates
•	Key accounts support, including due diligence, research, product and relationship management team support
•	Fund call center support

Internal Sales:

•	Handle inbound inquiries on the Funds from advisors and other institutional investors
•	Promote webcasts and upcoming events via email and phone

National Accounts:

•	Work with the home offices to establish trading for the Funds
•	Coordinate and provide communication related to the strategies to home offices including data relating to corporate actions, due diligence questionnaires and requests for proposals
•	Seek opportunities to market the Funds within all applicable platforms, including speaking engagements on an in-person basis, broad-based conference calls and weekly email blasts highlighting the Funds at strategic partner firms
•	Provide assistance to the Adviser’s Head of Distribution with respect to the Funds inclusion on individual platform recommended lists
•	Coordinate with the Adviser’s Head of Distribution in all facets of Fund platform access and the applicable availability list
•	Report to the Adviser’s Head of Distribution on a bi-weekly basis with respect to any and all activity updates

External Wholesaler:

•	Promote webcasts and upcoming events
•	Proactively market the Funds’ strategies through in-person meetings, road shows, conference calls and conferences
•	Report to Adviser’s National Sales Director on a bi-weekly basis with respect to sales plans and progress

With respect to the provision of Distribution Support Services, ALPS or its designee shall perform the following:

Capital Markets:

•	Answer questions from Market Makers (“MMs”) regarding portfolio holdings, portfolio trading clarity and Net Asset Value pricing
•	Coordinate MM block trades with designated Authorized Participants for creations/redemptions
•	Coordinate trades with Lead Market Makers (“LMMs”) or other MMs for large trades or tighter pricing strategies
•	Distribute marketing material to MMs who in turn can distribute to interested clients
•	Handle settlement issues between custodian and Authorized Participants and MMs
•	Coordinate with ALPS’ designated web team with respect to website and MM holdings file support
•	Coordinate with the ALPS order desk regarding creation and redemption orders
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Creative Services:

Brand Management, Design, Graphic Production, Web Development, Maintenance & Hosting. ALPS or its designee will provide design, development, maintenance and hosting for the website, along with the design and production of marketing materials and brand management, on behalf of the Trust’s investment adviser (the “Adviser”) and/or the Trust. The design, development and production of web and marketing materials are based on content provided by Adviser and brand guidelines as created by ALPS or its designee, as approved by the Adviser. ALPS or its designee will work closely with Adviser to ensure messaging and layout is approved for all projects. Project completion will be based on the receipt of required content from Adviser and its Fund Accountant, and approvals by Adviser.

Design and Graphic Production – Project Scope to Include

•	Design and production of materials, to include:
o	Collateral
o	Marketing Materials (digital and print)
o	Presentation Decks
o	Advertisements
o	Regulatory report covers

•	Email Blats

o	Design, HTML Development and Distribution (distribution lists to be managed and provided by the Adviser)
o	Report monthly results to the Adviser’s Chief Marketing Officer

Web Design, Development and Maintenance – Project Scope to Include

•	Fully customizable site (additional hours and fees may apply to project scope changes and development as agreed upon, in writing, by ALPS or its designee and the Adviser)
•	Maintenance and Hosting of website
•	All content and data to be reviewed/provided and approved by Adviser to ALPS or its designee
•	Screen shots of edits will be provided to Adviser for review and approval before being assisted by the Creative Services team to initiate the needed compliance review (if applicable) and approval process

SSL Certificate – Secured Website Project Scope

•	As the domain owner, to facilitate and place an SSL certificate for the URL/Fund website and required server updates, Adviser will be responsible as communicated by ALPS or its designee to complete domain process for the renewal of the certificate
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Schedule B to this Amendment
General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.
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